Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com
3D Systems Reports Results for Second
Quarter and First Half of 2008
ROCK HILL, South Carolina – August 5, 2008 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today its operating results for the second quarter and first half of 2008. The company also announced the filing of its Quarterly Report on Form 10-Q for the second quarter of 2008 with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its operating results for the second quarter and first half of 2008 tomorrow morning, August 6, 2008 at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
Operating highlights for the second quarter of 2008, compared to the 2007 second quarter, were as follows:
• Revenue increased by $0.2 million to $36.7 million, primarily due to higher materials’ sales and higher service revenue, that were almost completely offset by a decline in systems’ sales.

• Gross profit decreased by 1% to $13.3 million, as lower margins on systems and services more than offset higher materials’ margins. This resulted in a 0.7 percentage point gross profit margin decrease to 36.3%.

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•	Continuing a trend, operating expenses declined by 12% to $16.1 million.

•	Operating loss declined by 43% to $2.8 million while net loss declined by 37% to $3.3 million.

•	Net loss per share declined by 44% to $0.15 per share.
Operating Highlights
Second Quarter and First Six Months of 2008
($ in millions except for per share amounts)

	Second Quarter			First Six Months
			%			%
Operating Highlights	2008	2007	Change	2008	2007	Change
Revenue	$36.7	$36.4	0.6%	$68.4	$73.4	(6.7%)
Gross profit	$13.3	$13.5		$26.7	$29.4
% of Revenue	36%	37%	(1.2%)	39%	40%	(9.0%)
Operating expenses	$16.1	$18.4		$32.8	$36.4
% of Revenue	44%	51%	(12.3%)	48%	50%	(9.9%)

Operating loss	$(2.8)	$(4.9)	42.8%	$(6.0)	$(7.0)	13.6%

Net loss	$(3.3)	$(5.3)	37.3%	$(7.0)	$(8.4)	16.7%

Diluted loss per share	$(0.15)	$(0.27)	44.4%	$(0.31)	$(0.44)	29.5%
Unrestricted cash	$19.1	$29.2	(34.5%)	$19.1	$29.2	(34.5%)
Depreciation and amortization	$1.8	$1.8		$3.1	$3.6
% of Revenue	5%	5%	(3.4%)	5%	5%	(14.4%)

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Revenue
“Notwithstanding the improved sequential-quarter revenue growth that we achieved from the first quarter to the second quarter of 2008 and higher materials’ sales during the second quarter of 2008, our second-quarter revenue fell some $4 million short of our mid-June expectations primarily as a result of this year’s continued uncertain economic environment, and with that shortfall we missed several other key targets. This resulted in overall disappointing results,” said Abe Reichental, President and Chief Executive Officer of 3D Systems.
“While, on the surface, we returned to modest top-line growth over the 2007 quarter during a difficult economic period, the mix of our revenue in the second quarter of 2008 was very different from that in the second quarter of 2007, reflecting in part the positive contributions from our integrated systems’ materials strategy and initial traction from our recently introduced 3-D Printers and the negative impact of significantly higher used equipment sales,” said Reichental.
Revenue in the 2008 second quarter benefited from higher materials’ sales and the favorable effect of foreign currency translation. However, this benefit was largely offset by lower unit volume from sales of Large-Frame systems and a higher than normal incidence of used equipment sales. These used equipment sales, with lower margins than those the company generally recognizes on new systems’ sales, accounted for 20% of total systems’ sales for the quarter. Of the used equipment sales, 33% in units and 40% in revenue involved the resale of systems that we acquired from Tangible Express in the first quarter of 2008. The company also recorded $0.4 million of additional deferred revenue in the second quarter of 2008 in connection with several extended warranties and discounted service related to certain systems, which the company expects to recognize ratably over the contracted warranty and service periods.

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The company benefited from higher unit volume from the sale of Small-Frame systems and 3-D Printers during the second quarter, but this increase in revenue was not enough to overcome the revenue shortfall from Large-Frame systems and used equipment sales.
Revenue from 3-D Printers was helped by growing demand for the company’s Dental Professional Printers and grew to 26% of total systems’ sales. With the previously reported electrical noise problem related to the company’s V-Flash® Desktop modeler and the resulting delays to its planned commercial shipments, the company neither made any commercial shipments of its V-Flash® modeler during the second quarter nor recognized any revenue from its V-Flash® Desktop Modelers in the second quarter or first six months of 2008.
As a result of the factors discussed above, systems’ revenue decreased by 9% to $11.5 million from $12.7 million in the second quarter of 2007. Large-Frame systems represented only 25% of total systems’ revenue for the quarter while sales of Small-Frame systems and 3-D Printers increased as a portion of total systems’ sales, accounting for the remaining 75% of systems’ revenue compared to 70% of systems’ revenue in the second quarter of 2007. As a general matter, Small-Frame systems and 3-D Printers have lower gross profit margins than Large-Frame systems.
Revenue from engineered materials and composites increased by 9% to $16.2 million from $14.9 million for the second quarter of 2007, primarily due to the growing contribution of recurring revenue from the company’s newer integrated systems. For the second quarter of 2008, integrated systems accounted for 26% of all materials’ revenue, reflecting a 4% sequential improvement over the materials’ revenue for the company’s installed base of systems.

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Consistent with the company’s expectations, service revenue rose slightly to $8.9 million in the second quarter 2008 compared to $8.8 million in the 2007 second quarter.
“The recovery that we experienced in systems’ and materials’ revenue during the second quarter of 2008 was well below our expectations and not enough to close the gap from the company’s very anemic first-quarter revenue,” commented Reichental. “As a result, revenue for the first six months of 2008 decreased by 7% to $68.4 million from $73.4 million for the corresponding 2007 period. This revenue decline reflected the effect of our first-quarter revenue shortfall and included, for the six-month period, a 25% decrease in systems’ revenue that more than offset our 3% gain in revenue from materials and a 4% increase in revenue from services,” continued Reichental.
At June 30, 2008, the company’s backlog decreased to approximately $1.1 million compared with the $3.1 million of backlog at December 31, 2007. The company believes that this lower level of backlog is consistent with the normal operating trends in its business, which are not generally dependent on backlog.
Gross Profit
Gross profit declined for both the second quarter and the first six months of 2008.
Gross profit for the second quarter of 2008 decreased by 1% to $13.3 million and, for the six months, decreased by 9% to $26.7 million. Gross profit margin decreased by 70 basis points to 36.3% for the second quarter of 2008 from 37.0% in the 2007 period and decreased to 39.1% for the first six months of 2008 from 40.0% in the first six months of 2007.

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The decline in gross profit margin in each 2008 period was primarily due to the changes in revenue mix and lower volume of Large-Frame systems’ sales, which resulted in the company’s inability to fully absorb its overhead, and the high incidence of used-equipment sales that resulted in reduced gross profit.
These higher sales of used equipment, combined with the items mentioned below, negatively affected the company’s gross profit margin in the second quarter of 2008 by approximately 5 percentage points after reflecting the offsetting favorable effect of foreign currency translation on revenue with the unfavorable effect of foreign currency translation on cost of goods sold for that quarter.
These other items included:
•	amounts associated with our initial planned build up of V-Flash® finished goods inventory in anticipation of commercial shipments of that new system once the company is fully satisfied with it;

•	higher warranty costs;

•	duplicate supply-chain costs related to the company’s efforts to discontinue the outsourcing of its domestic logistics activities and to relocate them to its Rock Hill facility, which the company has targeted to complete this month; and

•	the unfavorable effect of foreign currency translation on cost of goods sold, which on a net basis reduced the company’s gross profit margin by 60 basis points for the second quarter and 40 basis points for the first six months of 2008.
Cost of sales increased by $0.4 million in the second quarter of 2008 and decreased by $2.3 million in the first six months of 2008, in each case in relation to the respective 2007 periods. These changes were generally in line with the company’s changes in revenue in each period.

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“We have been subject to these foreign currency exchange effects on gross profit as part or our normal business operations for a number of years. However, as a result of persisting foreign currency pressures, we have begun taking steps to mitigate the effect of this exposure on our profit margins,” continued Reichental. “These steps include transferring production of certain of these materials that are sold in U.S. dollars to the United States and more closely managing the hedging of our currency exposure to items that we acquire or produce in other currencies.
“We are disappointed that the items discussed above largely negated our gross profit improvement initiatives during the second quarter. While we expect to benefit from our previously disclosed gross profit improvement initiatives starting in the fourth quarter of this year, we also expect that as we continue our planned build-up of V-Flash® inventory and subsequent shipments, this activity will suppress our gross profit margins by $0.5 million to $1.0 million per quarter for the near term,” concluded Reichental.
Operating Expenses
Operating expenses continued their downward trend in the second quarter of 2008, declining by 12% to $16.1 million from $18.4 million in the second quarter of 2007. This decrease primarily reflected lower selling, general and administrative expenses as research and development expenses were essentially flat compared to the second quarter of 2007, notwithstanding the company’s expanded new product development activities.
For the first six months of 2008, operating expenses declined by 10% compared to the 2007 period.
The decline in SG&A expenses for the second quarter and first six months of 2008 arose primarily from lower contract labor and consultant costs,

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lower severance and stock-based compensation expense and lower audit expenses. These decreases were partially offset by unfavorable foreign currency exchange effects and higher marketing costs. The 2008 six-month period also included $0.6 million of expenses that the company incurred in connection with the previously disclosed Audit Committee investigation in the first quarter of 2008. Legal expenses for the six-month period, while below their level for the first six months of 2007, are expected to be higher than the company’s targeted legal expenses for the full year 2008 primarily as a result of expenses associated with its previously disclosed pending litigation.
“I am not at all satisfied with our slower than expected progress on carrying out SG&A cost reductions, and as a result of the continued uncertain economic environment, we have decided to undertake additional cost reduction programs, including curtailment of certain planned discretionary expenses for the balance of 2008 which are intended to speed-up our progress. While I believe that our quarterly SG&A expenses have begun to resume a more normalized run rate, we are not yet achieving our stated targets,” commented Reichental. “Reflecting on our actual mid-year SG&A performance and factoring in our planned marketing activities for the remainder of this year and the uncertainty of our legal expenses arising from litigation for the second half of this year, I expect SG&A expenses for the second half of 2008 to fall in the range of $24 million to $26 million.”
R&D expenses increased to $3.6 million in the second quarter of 2008 from $3.5 million in the second quarter of 2007. For the first six months of 2008, R&D expenses increased by 8% to $7.2 million from $6.6 million in the first six months of 2007. R&D costs in the first six months of 2008 included costs associated with the V-Flash® Desktop Modeler as well as other new product development activities. “We are continuing the

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development of additional new products, and accordingly we expect to incur from $7 million to $8 million of R&D expenses in the second half of 2008,” continued Reichental.
Operating Loss and Net Loss
The company’s operating loss in the 2008 second quarter declined by 43% to $2.8 million from $4.9 million in the 2007 quarter, and for the first six months of 2008 declined by 14% to $6.0 million from $7.0 million in the 2007 period.
After giving effect to the relatively minor effect of other expenses and taxes reflected on the company’s consolidated statements of operations, net loss for the second quarter of 2008 declined by 37% to $3.3 million ($0.15 per share) from $5.3 million ($0.27 per share) in the second quarter of 2007. Similarly, net loss for the first six months of 2008 declined by 17% to $7.0 million ($0.31 per share) from $8.4 million ($0.44 per share) in the 2007 period.
“Notwithstanding the modest improvement in operating results in the second quarter, I am not pleased with the slower than expected rate of progress we have been able to make during 2008 toward our goal of achieving and improving our historical gross profit and operating expense levels as a percent of revenue,” commented Reichental.
“We believe, however, that our materials’ strategy, which is at the heart of our longer-term target business model and painful business transformation that we have undergone, is beginning to gain positive momentum and traction both in terms of its increased contribution to total revenue and, more importantly, the growing importance and traction of new materials’ sales through our newer integrated systems,” continued Reichental.

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“While we are not at all satisfied with our progress to date, we remain confident in our current direction and expect to continue to regain lost ground from earlier periods in the coming quarters,” continued Reichental.
Cash and Working Capital
For the first six months of 2008, cash declined to $19.1 million from $29.7 million at December 31, 2007. Approximately $7.8 million of this decrease was attributable to the first quarter of 2008. The remaining $2.8 million decrease in cash arose in the second quarter of 2008.
This $10.6 million decrease resulted primarily from $8.4 million of cash used in operating activities and $3.5 million of cash used in investing activities in the first six months of 2008. These uses of cash were partially offset by cash derived from financing activities and the effect of changes in foreign exchange rates.
This net use of cash included, in the first-quarter, the $5.3 million purchase of equipment from Tangible Express and, in the first six months, materials’ and systems’ inventory purchases that we undertook to support future growth. Specifically, the inventory increase in the second quarter was driven by $3.7 million of purchases of direct metals’ systems, 3-D Printers, including V-Flash® systems, and certain key components to support future production of 3-D Printers. Excluding Tangible Express’ equipment that the company sold to customers or decided to retain for its own use, these inventory investments aggregated $6.0 million for the first six months of 2008. Except for the second-quarter inventory investments noted above, inventory would have declined by approximately $2.0 million from March 31, 2008 to June 30, 2008.
Accounts receivable, net decreased to $28.5 million at June 30, 2008 compared to $31.1 million at the end of 2007. The changes are reflective

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of the respective quarterly revenue level as well as an increase in days’ sales outstanding.
At June 30, 2008, inventories increased to $26.1 million compared to $20.0 million at the end of 2007, reflecting primarily the increases in finished goods inventory discussed above.
“In view of the short-term inventory investments in support of our expanding 3-D Printing and Direct Metal systems’ portfolio, we have had to take a backward step against our previously stated inventory reduction goals,” continued Reichental. ”Based on our current go-to-market strategy, we still expect inventories to decline to between $20 million to $22 million by the end of 2008.
“We continue to focus on improving our working capital management, in order to pursue our near-term growth opportunities vigorously,” concluded Reichental.
Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio webcast to discuss its second-quarter and first-half 2008 financial results tomorrow morning, August 6, 2008, at 9:00 a.m. Eastern Time.
•	To access the Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for three days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 55872360, the confirmation code.

•	To access the audio webcast, log onto 3D Systems’ Web site at www.3dsystems.com/ir. To ensure timely participation and

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technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay beginning approximately three hours after completion of the call at: www.3dsystems.com/ir.
Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the

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time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
# # #
Tables Follow

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Quarter and Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
Revenue:
Products	$27,713	$27,591	$50,478	$56,150
Services	8,943	8,835	17,965	17,208

Total revenue	36,656	36,426	68,443	73,358

Cost of sales:
Products	15,795	15,864	27,522	29,928
Services	7,541	7,083	14,175	14,048

Total cost of sales	23,336	22,947	41,697	43,976

Gross profit	13,320	13,479	26,746	29,382

Operating expenses:
Selling, general and administrative	12,555	14,872	25,619	29,764
Research and development	3,578	3,528	7,175	6,615

Total operating expenses	16,133	18,400	32,794	36,379

Operating loss	(2,813)	(4,921)	(6,048)	(6,997)
Interest expense and other, net	200	559	270	1,245

Loss before provision for income taxes	(3,013)	(5,480)	(6,318)	(8,242)
Provision for (benefit of) income taxes	310	(177)	696	181

Net loss	$(3,323)	$(5,303)	$(7,014)	$(8,423)

Shares used to calculate basic and diluted net loss	22,351	19,361	22,339	19,240

Basic and diluted net loss per share (1)	$(0.15)	$(0.27)	$(0.31)	$(0.44)

(1)	See Schedule 1 for the calculation of basic and diluted net loss per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(Unaudited)

(in thousands)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$19,109	$29,689
Accounts receivable, net	28,503	31,115
Inventories, net	26,085	20,041
Prepaid expenses and other current assets	3,648	4,429
Deferred income tax assets	586	693
Restricted cash	1,200	1,200
Assets held for sale, net	3,454	3,454

Total current assets	82,585	90,621

Property and equipment, net	24,820	21,331
Goodwill	48,742	47,682
Other intangible assets, net	4,460	5,170
Other assets, net	2,755	2,581

	$163,362	$167,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Industrial development bonds related to assets held for sale	$3,205	$3,325
Current portion of capitalized lease obligations	188	181
Accounts payable	20,501	20,712
Accrued liabilities	10,178	12,248
Customer deposits	3,626	1,537
Deferred revenue	11,299	11,712

Total current liabilities	48,997	49,715

Long-term portion of capitalized lease obligations	8,567	8,663
Other liabilities	4,524	4,238

Total liabilities	62,088	62,616

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 22,417 shares (2008) and 22,224 shares (2007)	22	22
Additional paid-in capital	175,592	173,645
Treasury stock, at cost; 52 shares (2008) and 50 shares (2007)	(113)	(111)
Accumulated deficit in earnings	(79,417)	(72,403)
Accumulated other comprehensive income	5,190	3,616

Total stockholders’ equity	101,274	104,769

	$163,362	$167,385

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flow
Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2008	2007
Cash flow from operating activities:
Net loss	$(7,014)	$(8,423)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities :
Provision for (benefit of) deferred income taxes	110	(149)
Depreciation and amortization	3,123	3,647
Provision for (benefit of) bad debts	287	(28)
Stock-based compensation	856	1,660
Changes in operating accounts:
Accounts receivable	4,353	8,591
Inventories	(7,589)	181
Prepaid expenses and other current assets	899	1,587
Accounts payable	(1,616)	(9,571)
Accrued liabilities	(2,749)	(1,384)
Customer deposits	1,961	(4,993)
Deferred revenue	(783)	965
Other operating assets and liabilities	(219)	325

Net cash used in operating activities	(8,381)	(7,592)

Cash flow used in investing activities:
Purchases of property and equipment	(3,244)	(417)
Additions to license and patent costs	(230)	(262)
Software development costs	—	(300)

Net cash used in investing activities	(3,474)	(979)

Cash flow provided by financing activities:
Net proceeds from issuance of common stock	—	20,562
Stock options and restricted stock proceeds	1,091	2,621
Repayment of long-term debt	(210)	(176)

Net cash provided by financing activities	881	23,007

Effect of exchange rate changes on cash	394	406

Net increase (decrease) in cash and cash equivalents	(10,580)	14,842

Cash and cash equivalents at the beginning of the period	29,689	14,331

Cash and cash equivalents at the end of the period	$19,109	$29,173

Supplemental Cash Flow Information:
Interest payments	$483	$786
Income tax payments	408	791
Non-cash items:
Cumulative effect of adopting FIN 48	—	1,208
Conversion of 6% convertible subordinated debentures	—	509
Transfer of equipment from inventory to property and equipment	3,944	945
Transfer of equipment to inventory from property and equipment	1,518	322

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Schedule 1
(Unaudited)
Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings (loss) per share computations:

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share:
Numerator:
Net loss	$(3,323)	$(5,303)	$(7,014)	$(8,423)

Denominator:
Weighted average common shares outstanding	22,351	19,361	22,339	19,240

Basic net loss per share	$(0.15)	$(0.27)	$(0.31)	$(0.44)

Diluted earnings (loss) per share:
Numerator:
Net loss	$(3,323)	$(5,303)	$(7,014)	$(8,423)

Denominator:
Weighted average common shares outstanding	22,351	19,361	22,339	19,240
Effect of dilutive securities:
Stock options and restricted stock awards	—	—	—	—
Diluted weighted average shares outstanding	22,351	19,361	22,339	19,240

Diluted net loss per share	$(0.15)	$(0.27)	$(0.31)	$(0.44)